Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 25, 2010 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the 2010 Annual Report to Stockholders, which is incorporated by reference in Brown-Forman’s Annual Report on Form 10-K for the year ended April 30, 2010. We also consent to the incorporation by reference of our report dated June 25, 2010 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Louisville, Kentucky
December 13, 2010